EXHIBIT 10


     This Employment Agreement ("Agreement") is entered into as of April 1, 1996, by and between Comprehensive Environmental Systems, Inc., a Delaware corporation (the "Company") and Leo J. Mangan ("Mangan"). These persons or entities may from time to time herein be referred to as the party or parties.

                                    RECITALS

     The parties enter into this Agreement with respect to the following facts and circumstances:

     A. Mangan is presently the Chief Operating Officer of the Company.

     B. The Company believes that Mangan's skills and knowledge are essential to its continued success and by this Agreement, desires to secure Mangan's continued employment as Chief Operating Officer for the term expressed below.

     C. Mangan desires to be employed by the Company.

                                  CONSIDERATION

     In consideration of the mutual covenants contained herein, to give effect to the Recitals stated above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby, acknowledged, the parties agree as follows:

     1.0 Term. This Agreement shall commence on April 1, 1995 and shall continue hereafter for a period of six (6) years (the "Term"). This Agreement may be terminated only as provided at Section 4.0 below.

     2.0 Duties. Mangan shall have the following obligations hereunder:

          2.1 Title. Mangan shall serve the Company as its Chief Operating Officer and shall have the right and authority to utilize said title in the conduct of his business and personal affairs.

          2.2 Job Description. Mangan shall perform such duties as the Board of Directors of the Company may from time to time direct and as are consistent with the position of Chief Operating Officer, including specifically, but without limitation, overseeing the day to day operations of the Company and its subsidiaries; establishing and maintaining the Company's books, records and accounts; and investigating acquisitions investments and divestitures by the Company. This provision shall not be deemed to prevent Mangan from raising capital for the Company and being remunerated at normal market rates therefore, nor shall such remuneration be deemed to violate any duty to the Company as a result of his employment.

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          2.3 Best Efforts. Mangan shall use his best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and to the discharge of his duties and responsibilities hereunder. The term "best" shall mean the use of such nonexclusive effort as a reasonable man would be expected to devote under the circumstances and facts then prevailing.

     3.0 Compensation and Benefits. The Company, at its expense, shall provide to Mangan the following compensation and benefits:

          3.1 Salary. The Company shall pay Mangan the following annual salaries upon the same general terms and at the same intervals as the payment of the salaries of other employees of the Company:

                      Year              Amount

                      1995              $156,000
                      1996              $168,000
                      1997              $180,000
                      1998              $192,000
                      1999              $204,000
                      2000              $216,000

          3.2 Insurance. The Company, at its sole expense, shall provide Mangan with (i) a policy of medical insurance that will insure Mangan regardless of his physical location; (ii) a whole life insurance policy with death benefits of not less than $2,000,000; and (iii) a disability policy with benefits equal to or greater than the benefits currently provided to Mangan by the Company at the time of execution of this Agreement.

          The Company agrees to assign any policy of life insurance as directed by Mangan to effect a split-dollar arrangement; and further agrees to pay up and transfer any right or interest it may have to the trustee of the insurance trust holding ownership of said policy at the time should, for any reason, this Agreement terminate.

          3.3 Payment and Reimbursement of Expenses. The Company shall provide Mangan with an expense account against which he may charge all reasonable travel, subsistence, entertainment and similar expenses incurred by him in the performance of his obligations hereunder and shall promptly pay when due all such statements and bills upon submission by Mangan and in accordance with the then usual procedures of the company

          Additionally, the Company shall pay a reasonable sum as an automobile allowance including the costs of leasing, insurance, maintenance and repair.

          Finally, the Company shall pay the actual costs incurred by Mangan for


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cellular telephone and pager communications including equipment, service and long distance charges.

          3.4 Executive Bonus. The Company shall allow Mangan to participate in any executive bonus plan upon the same terms and conditions as other executive officers of Company.

          3.5 Stock Options. Upon the execution hereof, the Company shall grant and Issue to Mangan non qualified options to purchase for $1.50 per share two hundred and fifty thousand (250,000) shares of validly issued, fully paid and non assessable common stock of the Company, $.0001 par value, including rights to demand registration at Company expense. Said options shall conform to the Stock Option Grant attached hereto as Exhibit A.

          The Company, by its execution hereof acknowledges, confirms and ratifies the March 10, 1995 grant to Mangan of 2,000,000 non qualified stock options exercisable at 20% to of the closing market bid price as of the last trading day immediately proceeding the date of exercise, which were approved by the shareholders at the last annual meeting of the company, to Mangan and confirms that the additional options being granted to Mangan in this Section 3.5 are in addition to the previous grant. A copy of the previous grant of options is attached hereto as Exhibit B.

          3.6 Vacation. Mangan shall be entitled to paid vacation each year in accordance with the following schedule:

                  1995                       2 weeks
                  1996                       3 weeks
                  1997-2000                  4 weeks

All vacation time shall be taken at such times and intervals as shall be determined by Mangan, subject to the reasonable business needs of the Company.

     4.0 Termination. This Agreement may be terminated only as follows:

          4.1 Death of Mangan. The death of Mangan shall terminate this Agreement provided, however, that the Company's obligation to pay the Salary described in Section 3.1 shall survive termination and continue through the date on which the Term would have naturally ended pursuant to Section 1.0 except for such early termination. Additionally, the following obligations shall survive termination and the Company shall: (i) timely pay any statements or bills for expenses incurred by Mangan prior to the time of his death as is described at
Section 3.3 above; (ii) disburse to Mangan's heirs or estate any executive bonus then due and owing Mangan pursuant to Section 3.4 above; and (iii) allow Mangan's heirs or estate to exercise, according to the terms thereof, any stock options previously granted, granted by this


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

Agreement pursuant to Section 3.5 above, or that may subsequently be granted by the Company.

          4.2 Termination by Company. Subject to the timely payment of the liquidated damages described hereafter, the Company may terminate this Agreement upon thirty (30) days written notice to Mangan. In the event the Company terminates this Agreement pursuant to this section or takes such action that prevents Mangan's performance of his obligations hereunder thus effecting a termination, then, upon the effective date of that termination, the Company shall pay in certified funds a lump sum amount equal to the sum of the following: (i) the total of the remaining unpaid salary described in Section 3.1 above; (ii) an amount equal to the annual premiums of the medical and life insurance described at Section 3.2(i) and 3.2(ii) above for the balance of the Term; (iii) any amounts due for reimbursement of expenses as described in
Section 3.3 above: and (iv) any executive bonus then due and owing as provided at Section 3.4 above.

          In the event of any dispute between the Company and Mangan concerning the amount due, either party by written request may request that the Company's independent outside auditor determine the amount owing hereunder. The costs of such determination shall be paid by the Company.

          The Company acknowledges that the amount and terms for payment of these sums constitute a fair and equitable severance provision in the nature of a liquidated damages provision. The Company waives any claim or right that it might otherwise have to contest the validity or terms of payment. Further, to the extent that the amount of damages owing hereunder has been determined by its independent outside auditor, the Company waives any claim or right that it might otherwise have to contest the amount of the damages described in this Section
4.2. The Company also acknowledges that Mangan is relying upon the protection provided to him by this liquidated damages provision as an inducement to his entering into this Agreement.

          The Company acknowledges that its failure to pay the above described severance amount as liquidated damages to Mangan when due shall cause him to suffer immediate and irreparable harm, thus entitling him to enforce the payment of these sums by actions at law and in equity for preliminary and permanent injunctive relief as further described in Section 8.0 below.

          4.3 Termination by Mangan. Mangan may terminate this Agreement upon thirty (30) days written notice to the Company.

     5.0 Covenant Not to Disclose. Other than is necessary in the ordinary course of the Company's business. Mangan shall not disclose, make accessible or use for the benefit of any other person or entity, at any time during or after the Term, any information of a confidential, proprietary or secret nature relating to the business, products or activities of the Company (the "Confidential Information"). Such


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Confidential information shall include, but not be limited to, information relating to plans, devices, customers, marketing and sales. Information shall be Confidential Information whether or not such information was developed, devised or otherwise created in whole or in part by the efforts of Mangan, and whether or not such information is a matter of public knowledge, unless the Company has authorized disclosure of such information to the general public. All documents, records and other media of every kind and description relating to the business, present or otherwise, of the Company and any copies, in whole or in part, thereof, whether or not prepared by Mangan, shall be the sole and exclusive property of the Company. Mangan shall safeguard ail such property and shall surrender such property in his possession or control to the Company upon his termination of this Agreement or upon the request of the Company following its termination of this Agreement in accordance with the terms hereof.

     6.0 Representations and Warranties of Mangan. Mangan hereby represents and warrants to the Company that he is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the rights of the Company hereunder.

     7.0 Counterparts and Headings. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. The headings in this agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

     8.0 Enforcement. Mangan acknowledges that he has carefully read and considered all terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Section 5 hereof. Mangan agrees that said restraints are necessary for the reasonable and proper protection of the Company and that any breach by Mangan of such section would cause irreparable damage to the Company. Mangan therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Mangan of such section. Similarly, the Company acknowledges that it has carefully read and considered all terms and conditions of this Agreement, including the continuing financial obligations in the event of termination, including the possibility of lump sum payments, that may be imposed upon it pursuant to this Agreement. The Company agrees that the financial obligations created hereby, including the possibility of lump sum payments, are necessary for the reasonable and proper protection of Mangan, his heirs or estate, and that any breach by the Company of its financial obligations to Mangan pursuant to this Agreement would cause irreparable damage to Mangan, his heirs or estate. The Company therefore agrees that Mangan in addition to any other remedies (including a claim for money damages) available to him, his heirs or estate, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Company of this Agreement.


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

     9.0 No Waiver. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a Waiver of any subsequent breach of such provision or any other provision hereof.

     10.0 Notices. Any notice or communication required or permitted hereunder shall be deemed given when delivered personally or when deposited in the United States mails, by certified mail, return receipt requested, postage prepaid:

         If to the Company at:

         Comprehensive Environmental Systems. Inc.
         72-E Cabot Street
         West Babylon, NY 11704

         If to Mangan, to him at:

         Leo Mangan
         328 Centre Avenue
         Lindenhurst, NY 11757

or to such other address of which either party may notify the other party by notice similarly given.

     11.0 Assignment; No Third Party Beneficiaries. The Company may not assign its rights or obligations pursuant to this Agreement. Mangan may not assign or delegate to any third party his obligations under this Agreement. In all other respects, the provisions of this Agreement shall be binding upon and inure to the benefit of Mangan, his heirs, estate or personal representatives. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement, except as provided in this Section 11.

     12.0 Entire Agreement; Amendment. This instrument contains the entire agreement between the parties with respect to the subject matter addressed herein and all prior discussions, understandings, negotiations and agreements are merged herein. This Agreement may not be changed orally (and no claim of an oral modification shall be accepted as evidence of such change) but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     13.0 Corporate Approval. By his or their signature(s) on this Agreement, the undersigned officer(s) of the Company represent and warrant as follows: (i) that they have obtained all necessary and appropriate approvals from the Company's board of directors; (ii) that the Company is and shall remain to be legally bound pursuant to the terms of this Agreement; and (iii) the Company through its officer(s) signature(s) hereunder shall be deemed to have waived any claim of defect for failure to comply with corporate policies and procedures pertaining to the execution of agreements creating obligations of the Company. Any such dispute shall not affect the enforceability hereof and shall be deemed to be a dispute between the Company and its undersigned representative.

     14.0 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as a sealed instrument, effective as of the day and year first above written.

Attest:                                Comprehensive Environmental Systems, Inc.



 /s/[illegible]                        By:/s/ Donald E. Kessler
------------------------------            ----------------------------
                                          Donald E. Kessler, CEO and President

Attest                                 Leo Mangan

 /s/[illegible]                        By: /s/Leo J. Mangan
------------------------------            ----------------------------
                                          Leo J. Mangan, Individually

                                       /s/[illegible]  Attest


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


                                   EXHIBIT 10

     EMPLOYMENT AGREEMENT, dated as of February 1, 1995, between COMPREHENSIVE ENVIRONMENTAL SYSTEMS, INC., a Delaware corporation with offices at 72B Cabot
Street, West Babylon, New York 11704 (the "Company"); and DAVID R. BEHANNA, residing at 53 Malvern Lane, Stony Brook, New York 11790 (the "Employee").

                                  WITNESSETH:

     WHEREAS, the Company desires to engage the Employee to perform services for the Company, and the Employee desires to perform such services, on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual promises herein set forth, the parties hereto agree as follows:

     1.   Term.

     The Company agrees to employ the Employee, and the Employee agrees to be employed by the Company, on the terms and conditions of this Agreement for a period of six years commencing on the date hereof and ending on January 31, 2001, or such shorter period as may be provided for herein. The Employee shall have the option of renewing this Agreement upon its scheduled expiration for an additional period of three years and on terms no less favorable than those contained herein. The period during which the Employee is employed hereunder is hereinafter referred to as the "Employment Period."

     2.   Duties and Services.

     During the Employment Period, the Employee shall be employed by the Company as its Treasurer and Chief Financial Officer and, in connection therewith, shall evaluate all acquisition, investment or divestiture proposals as may be presented to the Company and shall recommend to the Board of Directors of the Company the appropriate transactional structure that the Employee deems to be in the best interest of the Company and its shareholders. Employee shall be available to travel as the needs of the business require.

     3.   Compensation and Related Matters.

     (a) As compensation for his services hereunder, the Company shall pay the Employee, during the Employment Period, a salary equal to (i) $96,000 per year for the first year during the Employment Period, (ii) $108,000 per year for the second year during the Employment Period, and (iii) $120, 000 per year for the third year during the Employment Period. The Employee's salary shall be payable in accordance with the Company's normal payroll practices, and the Company shall withhold all customary federal, state and local taxes.

     (b) The Employee shall be entitled to an expense account for the charging of all reasonable travel and other expenses necessarily incurred in connection with the performance of his services hereunder, which charges the Company will pay upon submission of written statements and bills in accordance with the then regular procedures of the Company.

     (c) The Employee shall be entitled to full medical benefits, an automobile lease allowance of $600 per month, plus all maintenance costs as may be necessary therefor, a cellular telephone and beeper, and term life insurance in the amount of $500,000 naming his estate as beneficiary thereof, all of which shall be at the Company's expense.

     (d) The Employee shall be entitled to participate in an executive bonus plan when established by the Board of Directors. The Employee shall also be entitled to four weeks of paid vacation per year during the Employment Period.

     (e) The Employee shall be entitled to receive stock options for the purchase of up to 100,000 shares of the company's common stock, all in accordance with a separate agreement to be entered into between the Company and the Employee. Such separate agreement shall provide that from the date of grant of such stock options, such stock options shall be exercisable for up to ten years and that up to 50,000 shares of common stock under such stock options may be exercisable commencing six months after such date of grant, and up to an additional 50,000 shares of common stock under such stock options may be exercisable commencing one year after such data of grant. In the event that the Employee's employment hereunder is terminated by the Company without cause, then all such 100,000 shares of common stock that are the subject of such stock options shall immediately upon such termination become fully vested to the Employee, and fully exercisable by the Employee upon such termination.

                      $132,000 per year for year four
/s/ illegible         $144,000 per year for year five
                      $156,000 per year for year six

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


     4.   Representations and Warranties of the Employee.

     The Employee represents and warrants to the Company that he is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of the Company hereunder.

     5.   Confidential Information.

     All confidential information which the Employee may now possess, may obtain during or after the Employment Period, or may create prior to the end of the Employment Period relating to the business of the Company or of any customer or supplier of the Company shall not be published, disclosed, or made accessible by him to any other person, firm or corporation either during the or after the termination of his employment or used by him except during the Employment Period in the business and for the benefit of the Company, in each case without prior written permission of the Company. The Employee shall return all tangible evidence of such confidential information to the Company prior to or at the termination of his employment hereunder.

     6.   Termination.

     Notwithstanding anything herein contained, if on or after the date hereof and prior to the end of the Employment Period:

          (a) either (i) the Employee shall be convicted of a crime, (ii) the Employee shall commit any act or omit to take any action in bad faith and to the detriment of the Company, or (iii) the Employee shall breach any material term of this Agreement (including without limitation any material representation, warranty or covenant contained herein) and fail to correct such breach within fifteen (15) days after notice thereof is given to the Employee by the Company, then, and in each such case, the Company shall have the right to give notice of termination of the Employee's services hereunder as of a date (not earlier than fifteen (15) days from such notice) to be specified in such notice, and this Agreement shall terminate, subject to the company's payment obligations hereinafter described, on the date so specified in such notice, or

          (b) the Employee shall be physically or mentally incapacitated or disabled or otherwise unable fully to discharge his duties hereunder for a period of four (4) consecutive months, then this Agreement shall terminate, subject to the Company's payment obligations hereinafter described, upon the conclusion of such four (4) month period, or

          (c) the Employee shall die, then this Agreement shall terminate, subject to the Company's payment obligations hereinafter described, on the date of such Employee's death, or

          (d) the Company shall terminate the Employee's employment hereunder without cause upon notice to the Employee which shall specify a date of termination not earlier than fifteen (15) days from such notice, then this Agreement shall terminate, subject to the Company's payment obligations hereinafter described, on the date so specified in such notice, whereupon (i) the Employee shall be entitled to receive his compensation at the rate provided in Section 3 to the date on which termination shall take effect in the case of Section 6(a) hereof, (ii) the Employee or his estate, as the case may be, shall be entitled to receive his compensation at the rate and in the manner provided in Section 3 through the end of the term specified in Section 1 in the case of Section 6(b) or 6(c), and (iii) the Employee shall be entitled to receive his compensation at the rate provided in Section 3 through the end of the term specified in Section 1 payable in one lump sum on the date on which termination shall take effect in the case of Section 6(d).

     7.   Modification.

     This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

     8.   Notices.

     Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or hand delivered against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 8). Notice to the estate of the Employee shall be sufficient if addressed to the Employee as provided in this Section 8. Any notice or other communication (a) given by hand delivery shall be deemed given on the date of delivery, and (b) given by certified mail shall be deemed given at the time of certification thereof, except that a notice changing a party's address shall be deemed given at the time of receipt thereof.

     9.   Waiver.

     Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

     10.  Binding Effect.

     The Employee's rights and obligations under this Agreement shall not be transferable by assignment or otherwise. The provisions of this Agreement shall be binding upon and inure to the benefit of the Employee and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.

     11.  No Third Party Beneficiaries.

     This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in Section 10).

     12.  Headings.

     The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

     13.  Counterparts; Governing Law.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflict of laws rules.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                       COMPREHENSIVE ENVIRONMENTAL SYSTEMS, INC.

                                       By: /s/Ronald Kessler
                                          --------------------------------------
                                          Name:  Ronald Kessler
                                          Title: Chairman & CEO

                                                /s/David R. Behanna
                                          --------------------------------------
                                                   David R. Behanna

                                   ATTEST: /s/L Mangan
                                          --------------------------------------
                                          NAME: Lee Mangan
                                          TITLE:COO